Exhibit 10(e)-2

SUPPLEMENT TO CHAIRMAN’S AGREEMENT

This SUPPLEMENT to that certain AGREEMENT made and entered into as of January 25, 2005 (the “Chairman’s Agreement”) between TCF FINANCIAL CORPORATION, a Delaware corporation (“TCF Financial” or the “Company”), TCF NATIONAL BANK, a national banking association (“TCF Bank”) (jointly and severally TCF Bank and TCF Financial are referred to as the “Company”) and WILLIAM A. COOPER (“Executive” or “Cooper”).

R E C I T A L S:

WHEREAS, Executive and TCF Financial are currently parties to a Change in Control Agreement (the “CIC Agreement”) which includes an “excise tax gross-up” provision which applies in the event TCF Financial undergoes a change in control and payments made thereafter to Executive result in an excise tax under section 4999 of the Internal Revenue Code; and

WHEREAS, the CIC Agreement expires December 31, 2005 upon Executive’s retirement as Chief Executive Officer of TCF Financial, however on and after December 31, 2005 Executive will continue with TCF Financial as its Chairman under the terms of the Chairman’s Agreement; and

WHEREAS, TCF Financial intends that Executive will enjoy the same CIC excise tax gross-up provision in his ongoing position of Chairman as he has currently as Chairman and Chief Executive Officer of TCF Financial;

  NOW, THEREFORE, the parties agree to and hereby do amend the Chairman’s Agreement to include this Supplement at the end thereof, providing Executive with the same excise tax gross-up provision, effective January 1, 2006 and for the remainder of the term of the Chairman’s Agreement, as he currently enjoys under the CIC Agreement:

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY;

INTERNAL REVENUE CODE § 409A

(a)           Gross-Up Payment.  Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company (or any successor thereto) to or for the benefit of Cooper (whether pursuant to this Agreement or otherwise) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay Cooper in cash an amount (the “Gross-Up Payment”) such that after payment by Cooper of all taxes (including any interest or penalties imposed with respect to such taxes), including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and any additional Excise Tax, imposed upon the Gross-Up Payment, Cooper retains (after payment of such taxes, interest and penalties) an amount of the Gross-Up

Payment equal to the Excise Tax imposed on the Payments.

(b)           Determination of Gross-Up Payment.  Subject to paragraph (c) below, all determinations required to be made under this Supplement, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and Cooper within thirty (30) days after a Payment is made.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Cooper shall appoint another nationally recognized accounting firm to make the determinations required under this paragraph (which accounting firm shall then be referred to as the “Accounting Firm”).  All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this paragraph shall be promptly paid by the Company.  A Gross-Up Payment (as determined pursuant to this paragraph) shall be paid by the Company to Cooper within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Cooper, it shall furnish Cooper with a written opinion that failure to report the Excise Tax on Cooper’s applicable federal income tax return would not result in the imposition of a negligence or a similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Cooper.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to paragraph (c) below, and Cooper is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to Cooper within five (5) days after such determination.

(c)           Contest.  Cooper shall notify the Company in writing of any claim made by the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Cooper knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Cooper shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Cooper in writing prior to the expiration of such period that it desires to contest such claim, Cooper shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Cooper;

(iii)          cooperate with the Company in good faith in order effectively to contest such claim;

(iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Cooper harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Cooper to pay the tax, interest and penalties claimed and sue for a refund or contest the claim in any permissible manner, and Cooper agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Cooper to pay such claim and sue for a refund, the Company shall advance, on an interest-free basis, the amount of such payment to Cooper together with any Excise Tax and income taxes imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Cooper with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Cooper shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Cooper of an amount advanced by the Company pursuant to paragraph (c), Cooper becomes entitled to receive any refund with respect to such claim, Cooper shall (subject to the Company’s complying with the requirements of paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any income or other taxes applicable thereto and assessed on Cooper have been paid by Cooper from such refund).  If, after the receipt by Cooper of an amount advanced by the Company pursuant to paragraph (c), a determination is made that Cooper shall not be entitled to any refund with respect to such claim and the Company does not notify Cooper in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           Section 409A of the Internal Revenue Code.  The arrangements described in this Agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law.  The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service.  The parties further agree that to the extent any part of this Agreement fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances Company will administer this Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A.  This paragraph does not restrict Company’s rights (including, without limitation, the right to amend or terminate) with respect to this Agreement to the extent such rights are reserved under the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Supplement to be effective as of the date set forth above.

TCF FINANCIAL CORPORATION		TCF NATIONAL BANK

By	/s/ Lynn A. Nagorske	By:	/s/ Barry N. Winslow
	Lynn A. Nagorske	Barry N. Winslow

Its: President and Chief Operating Officer		Its: President

WITNESS:

/s/ Diane O. Stockman		/s/ William A. Cooper
William A. Cooper